EXHIBIT 23.01



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-23175 and 333-48553 of Adelphia Communications Corporation on Form S-3, Registration Statement Nos. 333-45061 and 333-38869 of Adelphia Communications Corporation on Form S-4, and Amendment No. 1 to Registration Statement Nos. 333-37087 and 333-26467 of Adelphia Communications Corporation on Form S-4 of our report dated June 10, 1998 and our report dated March 6, 1998 on our audits of the financial statements of Adelphia Communications Corporation and subsidiaries and of Olympus Communications, L.P. and subsidiaries, respectively, appearing in and incorporated by reference in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1998.




DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
June 25, 1998